UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 13, 2005
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
555 Brooksbank Avenue
North Vancouver
British Columbia V7S 3S5
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
(Registrant’s telephone number, including area code) (604) 983-5555
NO CHANGE

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURES

Item 8.01 Other Events
On September 13, 2005, Lions Gate Entertainment Corp. (“Lions Gate”) filed with the Securities and Exchange Commission a Schedule 13D (as amended from time to time, the “Schedule 13D”), reporting that it, together with its wholly-owned subsidiary, Lions Gate Entertainment Inc., has purchased or will purchase, in open market and negotiated transactions, an aggregate of 4,003,996 shares of common stock of Image Entertainment, Inc. (“Image”), representing 18.98% of Image’s outstanding common stock (the “Image Shares”). In the Schedule 13D, Lions Gate stated that it had acquired the Image Shares in connection with its objective of pursuing a negotiated strategic transaction with Image to acquire 100% of Image’s outstanding common stock, and that, in furtherance of these objectives, on August 30, 2005 it sent a letter to Image’s board of directors expressing its interest in pursuing a negotiated strategic transaction with Image (the “August 30 Letter”). In the August 30 Letter, Lions Gate proposed, on a non-binding basis and subject to the results of a due diligence examination and the negotiation of definitive documents acceptable to it, to effect a merger transaction pursuant to which stockholders of Image would receive, in exchange for their shares, common stock of Lions Gate at an exchange ratio in the range of 0.38 to 0.42 shares of Lions Gate for each share of Image. Lions Gate further stated in the Schedule 13D that it did not currently intend to offer a specific exchange ratio (if it does so at all) until its completion of satisfactory due diligence and negotiation of definitive documents.
The Schedule 13D also reported that on September 2, 2005, Lions Gate received a letter from Image responding to its August 30 Letter, in which Image indicated a willingness to discuss with Lions Gate in the near future Lions Gate’s proposed strategic transaction. Lions Gate stated in the Schedule 13D that it and its representatives and advisors intend to continue from time to time to discuss with Image a possible negotiated strategic transaction.
Lions Gate will make further legally required disclosure as and when by required by U.S. and Canadian securities laws.
This disclosure shall not constitute an offer to purchase nor the solicitation of an offer to purchase any securities in any jurisdiction.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 20, 2005

By:	/s/ James Keegan

Name: James Keegan Title: Chief Financial Officer